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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

                            ------------------------

(MARK ONE)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934

               FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1996

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
     EXCHANGE ACT OF 1934

                        COMMISSION FILE NUMBER: 0-21510

                     SANCTUARY WOODS MULTIMEDIA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

           BRITISH COLUMBIA, CANADA                            75-2444-109
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

           1825 SOUTH GRANT STREET
            SAN MATEO, CALIFORNIA                                 94402
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

                                 (415) 286-6000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                            ------------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     The number of Common Shares of the registrant outstanding as of November 11, 1996 was 23,241,164.*

     Except where the context otherwise requires, as used herein, the term "Company" means Sanctuary Woods Multimedia Corporation and its subsidiaries.
---------------
* Does not include 4,000,000 voting Performance Shares which are held in escrow.

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

PART I   -- FINANCIAL INFORMATION
            ITEM 1 -- CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                      Condensed consolidated balance sheets -- September 30, 1996 and March
                      31, 1996..............................................................     3
                      Condensed consolidated statements of operations -- three months ended
                      September 30, 1996 and 1995...........................................     4
                      Condensed consolidated statements of operations -- six months ended
                      September 30, 1996 and 1995...........................................     5
                      Condensed consolidated statements of cash flows -- six months ended
                      September 30, 1996 and 1995...........................................     6
                      Notes to condensed consolidated financial statements..................     7
            ITEM 2 -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATIONS.................................................    12
PART II  --
            OTHER INFORMATION
            Item 1.   Legal Proceedings.....................................................    26
            Item 6.   Exhibits and Reports on Form 8-K......................................    26
                                                                                                27
            Signatures......................................................................

     The following description of the Company's business in this Item and other Items in this Report contains forward looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected, as a result of the risk factors discussed in this section, and in Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's reports on Form 10-K/A-1 and A-2 for the year ended December 31, 1995 and on Form 10-Q for the three month periods ended March 31, 1996 and June 30, 1996.

                     SANCTUARY WOODS MULTIMEDIA CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
            AS OF SEPTEMBER 30, 1996 AND MARCH 31, 1996 (UNAUDITED)

                                                                   SEPTEMBER
                                                                      30,           MARCH 31,
                                                                      1996             1996
                                                                  ------------     ------------
ASSETS
CURRENT ASSETS:
  Cash..........................................................  $  3,570,979     $      8,455
  Accounts receivable...........................................       842,876          800,701
  Inventories...................................................       927,895        1,384,840
  Prepaid royalties.............................................       185,243          127,000
  Prepaid expenses..............................................       370,027          294,203
                                                                  ------------     ------------
          Total current assets..................................     5,897,020        2,615,199
PROPERTY AND EQUIPMENT..........................................       747,895        1,834,266
DEFERRED ROYALTIES & OTHER ASSETS...............................       275,832          144,396
                                                                  ------------     ------------
TOTAL ASSETS....................................................  $  6,920,747     $  4,593,861
                                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Bank debt.....................................................  $    850,000     $  2,226,781
  Notes payable.................................................                      1,563,666
  Accounts payable..............................................     1,892,500        3,087,886
  Accrued expenses..............................................       355,154        1,395,359
  Royalty obligations...........................................       376,700          611,905
  Current portion of capital lease obligations..................        26,771           28,715
                                                                  ------------     ------------
          Total current liabilities.............................     3,501,125        8,914,312
8% CONVERTIBLE DEBENTURES DUE 1999..............................     5,302,000
LONG-TERM ROYALTY OBLIGATIONS...................................        84,000          534,000
CAPITAL LEASE OBLIGATIONS.......................................                         13,781
                                                                  ------------     ------------
          Total liabilities.....................................     8,887,125        9,462,093
                                                                  ------------     ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
  Authorized, 100,000,000 common shares, no par value; issued and outstanding, 27,241,164 shares at September 30, 1996
     and 22,158,580 shares at March 31, 1996....................    34,736,887       31,763,839
  Accumulated deficit...........................................   (35,951,394)     (35,874,113)
  Accumulated translation adjustments...........................      (751,871)        (757,958)
                                                                  ------------     ------------
          Total stockholders' equity (deficit)..................    (1,966,378)      (4,868,232)
                                                                  ------------     ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)............  $  6,920,747     $  4,593,861
                                                                  ============     ============

           See notes to condensed consolidated financial statements.

                     SANCTUARY WOODS MULTIMEDIA CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)

                                                                         1996           1995
                                                                      ----------     ----------
SALES:
  Consumer titles...................................................  $  533,735     $8,838,884
  Licensing revenue.................................................     642,237        339,103
  Publisher services................................................                    174,078
                                                                      ----------     ----------
          Total sales...............................................   1,175,972      9,352,065
                                                                      ----------     ----------
COST OF SALES:
  Consumer titles...................................................     244,634      3,719,673
  Technology amortization...........................................                    183,090
  Publisher services................................................                    145,174
                                                                      ----------     ----------
          Total cost of sales.......................................     244,634      4,047,937
                                                                      ----------     ----------
GROSS MARGIN........................................................     931,338      5,304,128
                                                                      ----------     ----------
OPERATING EXPENSES:
  Research and development..........................................     250,298      1,232,925
  Marketing and sales...............................................     621,694      2,164,984
  Administration....................................................     490,425        803,080
  Depreciation......................................................      76,512        204,110
                                                                      ----------     ----------
          Total operating expenses..................................   1,438,929      4,405,099
                                                                      ----------     ----------
OPERATING INCOME (LOSS).............................................    (507,591)       899,029
                                                                      ----------     ----------
OTHER INCOME (EXPENSE)
  Foreign exchange loss.............................................        (280)        (7,412)
  Interest (expense) income -- net..................................     (32,579)         2,686
  Other income......................................................     120,191          7,059
                                                                      ----------     ----------
          Total other income........................................      87,332          2,333
                                                                      ----------     ----------
NET INCOME (LOSS)...................................................  $ (420,259)    $  901,362
                                                                      ==========     ==========
PRIMARY NET INCOME (LOSS) PER SHARE.................................      $(0.02)    $     0.05
FULLY DILUTED NET INCOME (LOSS) PER SHARE...........................      $(0.02)    $     0.04
PRIMARY SHARES USED IN COMPUTATION..................................  23,241,164     19,171,452
FULLY DILUTED SHARES USED IN COMPUTATION............................  23,241,164     23,171,452

           See notes to condensed consolidated financial statements.

                     SANCTUARY WOODS MULTIMEDIA CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)

                                                                        1996           1995
                                                                     ----------     -----------
SALES:
  Consumer titles..................................................  $1,528,451     $10,162,647
  Licensing revenue................................................   1,567,890         904,235
  Publisher services...............................................                     344,053
                                                                     -----------    -----------
          Total sales..............................................   3,096,341      11,410,935
                                                                     -----------    -----------
COST OF SALES:
  Consumer titles..................................................     927,734       4,683,695
  Technology amortization..........................................                     344,180
  Publisher services...............................................                     290,348
                                                                     -----------    -----------
          Total cost of sales......................................     927,734       5,318,223
                                                                     -----------    -----------
GROSS MARGIN.......................................................   2,168,607       6,092,712
                                                                     -----------    -----------
OPERATING EXPENSES:
  Research and development.........................................     709,362       2,211,245
  Marketing and sales..............................................   1,254,500       3,977,762
  Administration...................................................     978,331       1,922,166
  Depreciation.....................................................     211,917         325,256
                                                                     -----------    -----------
          Total operating expenses.................................   3,154,110       8,436,429
                                                                     -----------    -----------
OPERATING LOSS.....................................................    (985,503)     (2,343,717)
                                                                     -----------    -----------
OTHER INCOME (EXPENSE)
  Foreign exchange (loss) gain.....................................      (3,269)          4,068
  Interest (expense) income, net...................................    (114,747)         11,688
  Net gain on sale and disposal of assets..........................     875,161
  Other income (expense)...........................................     151,078         (32,985)
                                                                     -----------    -----------
          Total other income (expense).............................     908,223         (17,229)
                                                                     -----------    -----------
NET LOSS...........................................................  $  (77,280)    $(2,360,946)
                                                                     ===========    ===========
PRIMARY NET LOSS PER SHARE.........................................  $    (0.00)    $     (0.13)
PRIMARY SHARES USED IN COMPUTATION.................................  21,268,183      17,755,425

           See notes to condensed consolidated financial statements.

                     SANCTUARY WOODS MULTIMEDIA CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
            SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)

                                                                       1996            1995
                                                                    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................  $   (77,280)    $(2,360,946)
  Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...................................      213,763         615,603
  Stock option and warrant compensation...........................       81,981          66,275
  Sale of intellectual property rights in consideration for a
     reduction in royalty obligations.............................     (429,688)
  Net gain on sale and disposal of assets.........................     (875,161)           (203)
  Changes in assets and liabilities:
     Accounts receivable..........................................      (42,175)     (5,384,852)
     Inventories..................................................      456,945        (803,493)
     Prepaid royalties, expenses and other........................     (140,400)      1,243,032
     Accounts payable and accrued expenses........................   (2,160,091)      1,274,888
                                                                    -----------     -----------
          Net cash used by operating activities...................   (2,972,106)     (5,349,493)
                                                                    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets....................................    1,900,000
  Purchase of property and equipment..............................      (30,951)       (495,864)
                                                                    -----------     -----------
          Net cash provided (used) in investing activities........    1,869,049        (495,864)
                                                                    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of warrants..............................      750,000
  Issuance of convertible debentures..............................    5,302,000
  Issuance of common stock net of issue costs.....................                    7,991,484
  Net payments on bank debt.......................................   (1,376,781)       (200,000)
  Payments on long-term debt......................................      (15,725)
                                                                    -----------     -----------
          Net cash provided in financing activities...............    4,659,494       7,791,484
                                                                    -----------     -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...........................        6,087
                                                                    -----------     -----------
NET INCREASE IN CASH..............................................    3,562,524       1,946,127
CASH, BEGINNING OF PERIOD.........................................        8,455         268,552
                                                                    -----------     -----------
CASH, END OF PERIOD...............................................  $ 3,570,979     $ 2,214,679
                                                                    ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest.....................................................  $    68,587     $    63,933
     Income taxes.................................................          800           1,600
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING
  INFORMATION:
  Conversion of notes payable into common stock...................  $ 1,563,666
  Sale of intellectual property in exchange for a reduction in
     royalty obligations and issuance of common stock.............      550,000
  Conversion of account payable into common stock.................      195,000

           See notes to condensed consolidated financial statements.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                  SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

1.  NATURE OF OPERATIONS AND CHANGE IN FISCAL YEAR-END

     Sanctuary Woods Multimedia Corporation and its subsidiaries (the "Company") develop, market and distribute interactive multimedia software products ("consumer titles") targeted at the childrens' education market. Products are sold primarily through distributors into retail outlets. Sales are also made directly to schools, hardware manufacturers and bundlers (OEM), and to international distributors. Revenue is also generated from licensing and other activities related to the Company's products and intellectual properties. Prior to 1996, the Company published interactive entertainment products and provided interactive multimedia services to trade and textbook publishers.

     In 1996, the Board of Directors determined that it would be in the best interests of the Company and its shareholders to change the Company's reporting and tax fiscal year to March 31 from December 31. The change was effected April 1, 1996. Accordingly, the accompanying condensed consolidated financial statements include the three and six month periods ended September 30, 1996 and 1995.

     The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles ("GAAP") for interim financial statements and include all adjustments which, in the opinion of management, are necessary for a fair statement of the consolidated financial position, results of operations and cash flows as of and for the interim periods. Such adjustments consist of items of a normal recurring nature except as described herein. The unaudited condensed consolidated financial statements included herein should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1995 and the three month periods ended March 31 and June 30, 1996 included in Form 8-K as filed on October 31, 1996. Results of operations for interim periods are not necessarily indicative of results for the full year.

2.  HISTORICAL OPERATING LOSSES AND CERTAIN MANAGEMENT ACTIONS

     Net loss for the six month period ended September 30, 1996 was ($77,280) compared to a net loss of ($2,360,946) for the six months ended September 30, 1995. The net loss from operations for the six month period ended September 30, 1996 totalled ($985,503) compared to a net operating loss of ($2,343,717) for the same period one year ago. Net cash used by operating activities was ($2,972,106) for the six month period ended September 30, 1996 compared to ($5,349,493) for the same period one year ago. At September 30, 1996 the Company had $3,570,979 in cash and bank borrowings totalling $850,000.

  1996 Management Actions

     During 1996, the Company instituted measures to improve operations and cash flows to continue its operations. Specific items accomplished through November 11, 1996 included the following:

- Appointment of a new President and Chief Executive Officer, Vice President of Marketing, and a Controller, and promotion of the Vice President of the Education Division to Senior Vice President.

- Reduction of head count from 148 employees at December 31, 1995 to 35 at November 11, 1996 and elimination of many part-time, temporary and contract positions.

- Ceasing publication of new entertainment titles.

- Closure of the Publisher Services Division.

- Sale of substantially all of the fixed assets of the Entertainment Division. This included the sale of a studio in Victoria, British Columbia during May 1996 for $1,900,000, of which $500,000 was used to reduce bank borrowings. The gain on the sale of the studio, included in other income for the six month period ended September 30, 1996, totaled $897,260.

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

- Reduction by $2,038,000 of the outstanding borrowings under the bank line of credit from its January 1996 peak level of $2,572,000 to $534,000 at November 11, 1996.

- A 10% reduction in senior management salaries.

- Termination of all software development projects through outside developers.

- The hiring of Strategic Marketing Partners to represent the Company's product line in the retail distribution channel.

- Sale in June, 1996 of certain entertainment product rights to one of its licensors in consideration for a $429,688 reduction in royalty obligations. Such sale was included as licensing revenue in the six month period ended September 30, 1996. The transaction also encompassed the issuance of 175,000 shares of the Company's common stock in consideration of an additional $120,000 reduction in royalty obligations.

- Sale of other entertainment product rights (included in licensing revenue) for $150,000 in the six month period ended September 30, 1996.

  Bank Line of Credit

     The Company has a revolving bank line of credit which expires April 3, 1997 and provides for working capital borrowings not to exceed $750,000. Borrowings under the line of credit are limited to 65% of eligible trade accounts receivable. Interest is payable based on the bank's prime rate plus 2.50% (4% if the Company is out of compliance with its borrowing base) and was 12.25% at September 30, 1996.

     The credit agreement contains restrictions on the Company's ability to incur or guarantee indebtedness, enter into mergers or acquisitions, pay dividends or lease property. The agreement also requires the Company to maintain minimum levels of profitability and tangible net worth and to maintain certain defined ratios of cash flow, liquidity and leverage and limit capital expenditures. Amounts outstanding under the revolving credit agreement are secured by substantially all of the Company's assets.

     As a result of significant losses, the Company was in violation of certain covenants of its bank line of credit at December 31, 1995 and thereafter. In addition, the Company had borrowed in excess of the amounts then allowed under the credit agreement. As of August 15, 1996, the credit agreement was amended to waive all previous covenant violations and to provide the revolving credit described above.

     At November 11, 1996 the Company was in compliance with the terms of its bank credit agreement.

  September 1996 Convertible Subordinated Debenture Issue

     In September 1996, the Company privately placed for cash $5,302,000 in 8% convertible debentures due July 31, 1999. A substantial portion of the proceeds were used to repay bank and trade indebtedness. Interest is payable annually in arrears and is to be paid only in shares of the Company's common stock valued at a price equal to the average closing price for the ten trading days prior to the date of payment. Interest will continue to accrue until the debentures are paid or converted.

     The debentures are convertible into shares of the Company's common stock at the rate of one share for each $.55 of principal (9,640,000 shares) plus accrued interest. The debentures are automatically convertible on July 31, 1999 or upon occurrence of either of the following events: (a) the Company's obtaining any equity financing in an amount not less than $2,000,000 at prices not less than $1.00 per share or (b) the common stock of the Company having closed trading at a price of $1.375 or more per share for any 21 trading days in any consecutive 40 day trading period. From April 1, 1997 to July 31, 1999 the debentures are convertible at the option of the holder. The debentures are subordinate to senior debt and to the security interest of the Company's bank. The Company may prepay the debentures at any time without penalty.

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

     The Company issued to each purchaser of the debentures a warrant to purchase one share of common stock for each $2.00 invested or 2,651,000 shares in total. Each warrant may be exercised at a price of $.6875 per share until September 1999. Pursuant to the warrant issue, the Company incurred a deferred charge totaling $265,100 with an offsetting increase to paid-in capital. The deferred charge is being expensed ratably over the life of the warrants.

     The holders of stock issued upon conversion of debentures or exercise of warrants have certain rights to have these shares registered.

                                    * * * *

     At November 11, 1996, the Company had cash of $2,200,000 and bank borrowings of $534,000. Management believes that the Company's existing cash resources, cash flows from operations and additional proceeds, if necessary, from debt or equity financing (including the exercise of warrants) will enable the Company to comply with its bank covenants through April 3, 1997 and meet its financial obligations and conduct its operations through September 30, 1997.

3.  ACCOUNTS RECEIVABLE

     The Company allows customers to exchange and/or return products. In order to promote sell-through and limit product returns, the Company also provides "price protection" on slow moving products. In addition, the Company's products are sold with a ninety-day warranty against defects. The Company has recorded reserves for sales returns and allowances and price protection based on historical experience and management's current estimates of potential returns and necessary price protection.

     Accounts receivable consisted of:

                                                                SEPTEMBER 30,      MARCH 31,
                                                                    1996             1996
                                                                -------------     -----------
    Accounts receivable -- trade..............................   $  2,125,293     $ 4,814,104
    Less allowances for:
      Doubtful accounts.......................................       (221,138)       (207,352)
      Sales returns and allowances............................     (1,061,279)     (3,806,051)
                                                                  -----------     -----------
    Accounts receivable -- net................................   $    842,876     $   800,701
                                                                  ===========     ===========

4.  INVENTORIES

     Inventories consisted of:

                                                                SEPTEMBER 30,      MARCH 31,
                                                                    1996             1996
                                                                -------------     -----------
    Finished goods............................................   $ 1,091,912      $ 1,967,558
    Raw materials.............................................       573,595          866,957
                                                                  ----------       ----------
                                                                   1,665,507        2,834,515
    Less allowance for obsolete, slow-moving and
      non-salable inventory...................................      (737,612)      (1,449,675)
                                                                  ----------       ----------
    Inventories-net...........................................   $   927,895      $ 1,384,840
                                                                  ==========       ==========

5.  COMMON STOCK OPTIONS AND WARRANTS

     At November 11, 1996 there were outstanding options to purchase 2,019,750 shares of common stock at $.50 to $5.75 per share and warrants to purchase 4,771,000 shares of common stock at $0.50 to $0.6875 per share.

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

6.  PERFORMANCE SHARES

     In October 1991, in connection with the sale of 1,800,000 common shares to the Company's founders and principal stockholders, the Company issued 4,000,000 common "performance" shares (the "Performance Shares") at CDN $0.01 per share to certain of these individuals. These Performance Shares were issued pursuant to Local Policy #3-07 of the British Columbia Securities Commission ("BCSC") and Policy 19 of the Vancouver Stock Exchange, which provide the guidelines for the issuance of performance shares. In July 1996, a total of 1,200,000 of these shares were sold and transferred to certain members of current management at their then estimated fair market value of $.03 per share.

     The Performance Shares are held in escrow to be released as the Company achieves positive operating cash flow on an annual basis as defined by the BCSC ("BCSC Operating Cash Flow"). The holders of Performance Shares will be entitled to a pro rata release from escrow on the basis of one share for every CDN $0.653 of annual positive BCSC Operating Cash Flow, subject to approval by the BCSC and the Vancouver Stock Exchange. Performance Shares are permitted to be released from escrow on an annual basis, and all of the Performance Shares will be released once CDN $2,612,000 of annual positive BCSC Operating Cash Flow has been generated by the Company.

     At the time when BCSC Operating Cash Flow justifying release of the Performance Shares, or a pro rata portion thereof, is probable, the Company will record as compensation expense an amount equal to the difference between the CDN $0.01 per share originally paid for the Performance Shares then issuable and the market price of its common stock at that time. Such a pro rata or full expense recognition will occur prior to the pro rata or full release from escrow of the Performance Shares. If and when such expense recognition criteria are achieved, based on the closing price of the Company's common stock on the Vancouver Stock exchange at November 11, 1996, of approximately US$.20 per share (for example purposes only), the aggregate compensation expense that would be recognized as a result of earning of all the performance shares would be approximately $800,000. Any compensation expense recognized related to the Performance Shares will be a noncash charge against income and will have no net impact on total stockholders' equity (deficit).

     The Company may pursue an early release of all or a large portion of the Performance Shares. Such an early release from escrow would reduce a source of continuing uncertainty surrounding the Company's consolidated financial statements, but could also result in compensation expense in the quarter in which the release is made. If and when the Performance Shares are earned, the number of shares used to calculate primary net income (loss) per share will increase by the number of Performance Shares earned. Through November 11, 1996, no Performance Shares have been earned or released.

ITEM 2 -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following information should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto included in item 1 of this Quarterly Report, the audited consolidated financial statements and notes thereto included in the Company's report on Form 8-K dated October 30, 1996 and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-K/A-1 and A-2 for the fiscal year ended December 31, 1995, and Forms 10-Q for the three month periods ended March 31 and June 30, 1996 as filed with the Securities and Exchange Commission.

  Overview and Recent Developments.

     In 1996, the Company changed its fiscal year to end March 31.

     During 1996, the Company instituted measures to improve operations and cash flows to continue its operations. Specific items accomplished through November 11, 1996 included the following:

- Appointment of a new President and Chief Executive Officer, Vice President of Marketing, and a Controller, and promotion of the Vice President of the Education Division to Senior Vice President.

- Reduction of head count from 148 employees at December 31, 1995 to 35 at November 11, 1996 and elimination of many part-time, temporary and contract positions.

- Ceasing publication of new entertainment titles.

- Closure of the Publisher Services Division.

- Sale of substantially all of the fixed assets of the Entertainment Division. This included the sale of a studio in Victoria, British Columbia during May 1996 for $1,900,000, of which $500,000 was used to reduce bank borrowings. The gain on the sale of the studio, included in other income for the six month period ended September 30, 1996, totaled $897,260.

- Reduction by $2,038,000 of the outstanding borrowings under the bank line of credit from its January 1996 peak level of $2,572,000 to $534,000 at November 11, 1996.

- A 10% reduction in senior management salaries.

- Termination of all software development projects through outside developers.

- The hiring of Strategic Marketing Partners to represent the Company's product line in the retail distribution channel.

- Sale in June, 1996 of certain entertainment product rights to one of its licensors in consideration for a $429,688 reduction in royalty obligations. Such sale was included as licensing revenue in the six month period ended September 30, 1996. The transaction also encompassed the issuance of 175,000 shares of the Company's common stock in consideration of an additional $120,000 reduction in royalty obligations.

- Sale of other entertainment product rights (included in licensing revenue) for $150,000 in the six month period ended September 30, 1996.

     In addition, under the direction of its new management, the Company has now focused on the development and publishing of its children's curriculum-based educational software products. The Company develops these products primarily in its San Mateo, California studio. Since the beginning of the current fiscal year through November 11, 1996, the Company has completed the development of six new products: Major League Math(TM), Franklin Learns Math(TM), How Do You Spell Adventure?(TM), Orion Burger(TM), NFL(TM) Math and NFL(TM) Reading. The Company currently sells five of the titles and has sold the publishing rights to Orion Burger(TM) to a third party publisher.

  Liquidity and Capital Resources.

     Due to more than $23,600,000 in operating losses incurred during the eighteen months ended June 30, 1996, the Company experienced severe liquidity problems through September 30, 1996.

     In September 1996, the Company privately placed for cash $5,302,000 in 8% convertible debentures due July 31, 1999. A substantial portion of the proceeds were applied to repay banks and trade indebtedness. Interest is payable annually in arrears and is to be paid only in shares of the Company's common stock valued at a price equal to the average closing price for the ten trading days prior to the date of payment. Interest will continue to accrue until the debentures are paid or converted.

     The debentures are convertible into shares of the Company's common stock at the rate of one share for each $.55 of principal (9,640,000 shares) plus accrued interest. The debentures are automatically convertible on July 31, 1999 or upon occurrence of either of the following events: (a) the Company's obtaining any equity financing in an amount not less than $2,000,000 at prices not less than $1.00 per share or (b) the common stock of the Company having closed trading at a price of $1.375 or more per share for any 21 trading days in any consecutive 40 day trading period. From April 1, 1997 to July 31, 1999 the debentures are convertible at the option of the holder. The debentures are subordinate to senior debt and to the security interest of the Company's bank. The Company may prepay the debentures at any time without penalty.

     The Company issued to each purchaser of the debentures a warrant to purchase one share of common stock for each $2.00 invested or 2,651,000 shares in total. Each warrant may be exercised at a price of $.6875 per share until September 1999.

     The holders of stock issued upon conversion of debentures or exercise of warrants have certain rights to have these shares registered.

     The Company also renegotiated its revolving bank line of credit to expire April 3, 1997 and provide for working capital borrowings not to exceed $750,000. Borrowings under the line of credit are limited to 65% of eligible trade accounts receivable. Interest is payable based on the bank's prime rate plus 2.50% (4% if the Company is out of compliance with its borrowing base) and was 12.25% at September 30, 1996.

     The credit agreement contains restrictions on the Company's ability to incur or guarantee indebtedness, enter into mergers or acquisitions, pay dividends or lease property. The agreement also requires the Company to maintain minimum levels of profitability and tangible net worth and to maintain certain defined ratios of cash flow, liquidity and leverage and limit capital expenditures. Amounts outstanding under the revolving credit agreement are secured by substantially all of the Company's assets.

     As a result of significant losses, the Company was in violation of certain covenants of its bank line of credit at December 31, 1995 and thereafter. In addition, the Company had borrowed in excess of the amounts allowed under the credit agreement. As of August 15, 1996, the credit agreement was amended to waive all previous covenant violations and to provide the revolving credit described above.

     At November 11, 1996, the Company had cash of $2,200,000 and bank borrowings of $534,000. Management believes that the Company's existing cash resources, cash flows from operations and additional proceeds, if necessary, from debt or equity financing (including the exercise of warrants) will enable the Company to comply with its bank covenants through April 3, 1997 and meet its financial obligations and conduct its operations through September 30, 1997.

  NASDAQ Listing.

     In July 1996, it was determined that the Company no longer met the requirements for inclusion on the NASDAQ Small Cap Market because it failed to meet the continuing inclusion requirements for tangible net worth and minimum bid price. As of July 1, 1996, the Company's stock ceased trading on the National Small Cap Market and began trading on the OTC Bulletin Board.

RESULTS OF OPERATIONS -- THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     Net Loss. The net loss for the quarter ended September 30 ,1996 was $(420,259) compared to net income of $901,362 in the quarter ended September 30, 1995. The net loss in the September 1996 quarter was primarily due to lower sales as compared to the September 1995 quarter. The September 1995 quarter includes significant sales of two of the Company's entertainment titles, Buried in Time and Ripleys:Riddle of Master Lu into the retail distribution channel. Due to the poor sell through of these entertainment titles, and the severe losses and cash constraints experienced by the Company, management decided in 1996 to discontinue the manufacture and promotion of entertainment titles and focus its efforts on developing education software titles.

     Sales. Sales decreased 87% to $1,175,972 in the quarter ended September 30, 1996 from $9,352,065 in the quarter ended September 30, 1995. Most of the decrease resulted from the Company's elimination of its entertainment products business in early 1996. In the quarter ended September 30, 1995, the Company generated a large sales volume from the release of two entertainment titles, Buried In Time and Ripleys:Riddle of Master Lu. In the quarter ended September 30, 1996, the Company generated a low volume of sales for its education consumer titles. For most of the first nine months of calendar 1996, the Company lacked sufficient capital resources to adequately fund sales, marketing and other operational activities. The Company estimates that the low volume of sales was at least partially due to the lack of resources needed to market and promote its products.

     Licensing revenues increased 89% to $642,237 in the quarter ended September 30, 1996 from $339,103 in the quarter ended September 30, 1995. The increase was primarily due to the sale of publishing rights to certain entertainment titles and increased royalties from international sales.

     In January, 1996, the Company decided to close its office in Dallas, Texas and discontinue its publisher services operation. There were no sales related to these operations in the quarter ended September 30, 1996.

     Gross Margins. Gross margins increased to 79% of total sales in the quarter ended September 30, 1996 from 57% in the quarter ended September 30, 1995. This increase is partially due to the increase in licensing revenues, which carry no costs of sale, the elimination of the publisher services division, and the decrease in technology amortization which was fully expensed in 1995. This increase in margin was slightly offset by an increase in cost of sales on consumer titles to 46% in the quarter ended September 30, 1996 from 42% in the quarter ended September 30, 1995. Although the September 1995 quarter contained higher royalty and freight costs relating to the release of Buried In Time and Ripleys:Riddle of Master Lu, the September 1996 quarter includes increased provisions for returns and price-protection.

     Research and Development Costs. Research and development costs decreased 80% to $250,298 in the quarter ended September 30, 1996 from $1,232,925 in the quarter ended September 30, 1995. This decrease is primarily due to a reduction in personnel and facility costs associated with the sale of the Company's Victoria studio and the overall reduction of the Company's work force. As a percentage of sales, research and development costs were 21% in the quarter ended September 30, 1996 compared to 13% in the same quarter last year. The increase is primarily due to substantially reduced sales resulting from the elimination of the Company's entertainment products.

     Marketing and Sales. Marketing and sales expenditures decreased 71% to $621,694 in the quarter ended September 30, 1996 from $2,164,984 in the quarter ended September 30, 1995. This decrease was due primarily to the Company's lack of resources to fund advertising and promotion activities until the latter part of the quarter. In addition, the Company has reduced personnel expenses due to the elimination of its entertainment products. In the quarter ended September 1995, the Company invested substantial sums to promote the release of its then premiere entertainment titles Buried In Time and Ripleys:Riddle of Master Lu. As a percentage of sales, sales and marketing costs were 53% in the quarter ended September 30, 1996 compared to 23% in the same quarter last year. The increase is primarily due to substantially reduced sales resulting from the elimination of the Company's entertainment products.

     Administrative Costs. Administrative expenses decreased 39% to $490,425 in the quarter ended September 30, 1996 from $803,080 in the quarter ended September 30, 1995, primarily due to the reduction in the Company's work force. As a percentage of sales, administrative costs were 42% in the quarter ended September 30, 1996 compared to 9% in the same quarter last year. This increase is primarily due to substantially reduced sales resulting from the elimination of the Company's entertainment products and to increased bad debt expense and consulting and professional fees.

     As of November 11, 1996, the Company had 35 full time employees and operated facilities in San Mateo, California and Toronto, Canada. These employees were employed in the following functions:

    Product Development -- Children's Educational Products..........................    12
    Marketing, Sales, Customer Service & Technical Support..........................    14
    General and Administrative......................................................     9
                                                                                        --
              Total.................................................................    35
                                                                                        ==

     In November 1996, management decided to close the Company's Toronto office effective January 31, 1997 and relocate the activities conducted there to its San Mateo headquarters. The closure will force the layoff of 4 full-time product development employees.

RESULTS OF OPERATIONS -- SIX MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995

     Net Loss. The net loss for the six month period ended September 30, 1996 was $(77,280) compared to a net loss of $(2,360,946) in the six month period ended September 30, 1995. The net loss in the September 1996 period was due to reduced sales compared to the September 1995 period. The six month period ended September 1995 included significant sales of two of the Company's entertainment titles, Buried in Time and Ripleys:Riddle of Master Lu into the retail distribution channel. In 1996 due to the poor sell through of these entertainment titles, and the severe losses and cash constraints experienced by the Company, management decided to discontinue the manufacture and promotion of entertainment titles and focus its efforts on developing education software titles.

     For most of the first nine months of calendar 1996, the Company lacked sufficient capital resources to adequately fund sales, marketing and other operational activities. The Company estimates that the low sales volume during the six month period ended September 30, 1996 was at least partially due to the lack of resources needed to market and promote its titles. However, the permanent reductions in headcount and operating overhead somewhat offset the negative impact on the operating loss of these financial constraints.

     Net Sales. Sales decreased 73% to $3,096,341 for the six month period ended September 30, 1996 from $11,410,935 in the six month period ended September 30, 1995 primarily due to the elimination of the entertainment products business. In the quarter ended September 30, 1996, the Company experienced a low volume of sales for its education consumer titles. For most of the first nine months of calendar 1996, the Company lacked sufficient capital resources to adequately fund sales, marketing and other operational activities. The Company estimates that the low volume of sales was at least partially due to the lack of resources needed to market and promote its products.

     Licensing revenues increased 73% to $1,567,890 in the six month period ended September 30, 1996 from $904,235 in the six month period ended September 30, 1995. The increase was primarily due to the sale of publishing rights to certain entertainment titles and increased royalties from international sales.

     Gross Margins. Gross margins increased to 70% of total sales in the six month period ended September 30, 1996 from 53% in the six month period ended September 30, 1995. This increase is due to the increase in licensing revenues, which carry no costs of sale and the decrease in technology amortization which was fully expensed in 1995. Cost of sales on consumer titles increased to 61% in the six month period ended September 30, 1996 from 46% in the same period last year due to increased provisions for product returns and price-protection in the September 1996 period.

     Research and Development Costs. Research and development costs decreased 68% to $709,362 in the six month period ended September 30, 1996 from $2,211,245 in the same period last year. This decrease is primarily due to a reduction in personnel and facility costs associated with the sale of the Company's Victoria studio and the overall reduction of the Company's work force.

     Marketing and Sales. Marketing and sales expenditures decreased 69% to $1,254,500 in the six month period ended September 30, 1996 from $3,977,762 in the same period last year. This decrease was due primarily to the Company's lack of resources to fund advertising and promotion activities until the latter part of September. In addition, the Company has reduced personnel expenses due to the elimination of its entertainment products and sale of the studio in Victoria, Canada. During the six month period ended September 1995, the Company invested substantial sums to promote the release of its entertainment titles Buried In Time and Ripleys:Riddle of Master Lu. As a percentage of sales, sales and marketing costs were 41% in the six month period ended September 30, 1996 compared to 35% for the same period last year. The increase is primarily due to substantially reduced sales resulting from the elimination of the Company's entertainment products.

     Administrative Costs. Administrative expenses decreased 50% to $978,331 in the six month period ended September 30, 1996 from $1,922,166 in the six month period ended September 30, 1995, due to the reduction in the Company's work force. As a percentage of sales, administrative costs were 32% in the six month period ended September 30, 1996 versus 17% in the same period last year. This increase is primarily due to substantially reduced sales resulting from the elimination of the Company's entertainment products and to increased bad debt expense and consulting and professional fees.

     Other. During the quarter ended September 30, 1996, the Company negotiated settlements with certain trade Creditors to reduce payments owed to them on past due obligations. Savings generated from the settlements totalling $115,000 is included in other income for the quarter.

ADDITIONAL RISK FACTORS

     There are numerous additional risks associated with the Company's on-going operations, including without limitation the following:

     Continued Losses; Fluctuations in Operating Results; Seasonality. The Company has not been profitable on an annual basis in the last three years. The Company has experienced, and expects to continue to experience, significant fluctuations in operating results due to a variety of factors, including the size and rate of growth of the consumer software market, market acceptance of the Company's products and those of its competitors, development and promotional expenses relating to the introduction of new products or new versions of existing products, projected and actual changes in computing platforms, the timing and success of product introductions, product returns, changes in pricing policies by the Company and its competitors, difficulty in securing retail shelf space for the Company's products, the accuracy of retailers' forecasts of consumer demand, the timing of orders from major customers, order cancellations and delays in shipment. In response to competitive pressures, the Company may take certain pricing or marketing actions that could materially adversely affect the Company's business, operating results and financial condition. The Company may be required to pay fees in advance or to guarantee royalties, which may be substantial, or to obtain licenses to intellectual properties from third parties before such properties have been introduced or achieved market acceptance. A significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based in part on sales forecasts. If net sales do not meet the Company's expectations, the Company's business, operating results and financial condition could be materially adversely affected.

     Possible write-offs from Product Returns, Price Protection; Bad Debts; Collections. The Company recognizes revenue in accordance with industry practice (net of an allowance for product returns and price protection) from the sale of its products upon shipment to its distributors and retailers. The Company had a reserve balance for price protection and returns as of September 30, 1996, of $1,061,279. Product returns or price protection concessions that exceed the Company's reserves could materially adversely affect the Company's business, operating results and financial condition and could increase the magnitude of quarterly fluctuations in the Company's operating and financial results. In addition, the Company has experienced in the past, and continues to experience, significant delays in the collection of its accounts receivable. Further, if the

Company's assessment of the creditworthiness of its customers receiving products on credit proves incorrect, the Company could be required to significantly increase the reserves previously established.

     Impact of Reorganization of Operations. The Company may take additional steps to reorganize or consolidate its operations. These steps may include, among other things, the sale of certain assets of the Company. In an effort to reduce its expense structure, the Company reorganized its operations during the first half of calendar 1996, reduced its work force by more than 66% and revised its product development plans for 1996. These changes or other future actions to reorganize and reduce expenses could result in the delayed introduction of new products which could have a material adverse effect on the Company's financial condition and results of operations.

     Dependence on Key Personnel; Retention of Employees. The Company's success depends in large part on the continued service of its key creative, technical, marketing, sales and management personnel and its ability to continue to attract, motivate and retain highly qualified employees. Because of the multifaceted nature of interactive media, key personnel often require a unique combination of creative and technical talents. Such personnel are in short supply, and the competition for their services is intense. The process of recruiting key creative, technical and management personnel with the requisite combination of skills and other attributes necessary to execute the Company's strategy is often lengthy. The Company has entered into at-will employment agreements with its management and certain other personnel, who may generally terminate their employment at any time. The loss of the services of key personnel or the Company's failure to attract additional qualified employees could have a material adverse effect on the Company's results of operations and research and development efforts. In particular, the Company has recently reorganized its operations and has undergone a reduction in force among its employees. Such reduction in force, combined with the Company's disappointing operating performance, the price of the Company's stock, and the availability of substantial alternative employment opportunities for talented employees of the Company, may result in key employees and managers leaving the Company, which could materially adversely impact the Company's ability to develop and sell its products. The Company does not have key person insurance covering any of its personnel.

     Dependence on New Product Development; Product Delays. The success of the Company depends on the continual and timely introduction of successful new products. In general, consumer preferences for software products are difficult to predict and are often short-lived. The retail life of software programs has become shorter, and may now last only 9 to 12 months (or even less for unsuccessful products), while the Company typically requires 6 to 9 months or longer for the development of a new educational CD-ROM title. The short life span of a product combined with a lengthy development cycle makes it especially difficult to predict whether a product will be a success by the time it comes to market. There can be no assurance that new products introduced by the Company will achieve any significant market acceptance or that, if such acceptance occurs, it will be sustained for any significant period. If the Company does not correctly anticipate and respond to demand for its products in a timely manner, the Company's business, operating results and financial condition will be materially adversely affected.

     A significant delay in the introduction of, or the presence of a defect in, one or more products could have a material adverse affect on the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business. Further, delays in a product introduction near the end of a fiscal quarter may materially adversely affect operating results for that quarter, as initial shipments of a product may move from one quarter to the next and may represent a substantial percentage of annual shipments of a product. The timing and success of software development is unpredictable due to the technological complexity of software products, inherent uncertainty in anticipating technological developments, the need for coordinated efforts of numerous creative and technical personnel and difficulties in identifying and eliminating errors prior to product release. In the past, the Company has experienced delays in the introduction of certain new products. There can be no assurance that new products will be introduced on schedule or at all or that they will achieve market acceptance or generate significant revenues.

     Competition. The software industry is intensely competitive, and market acceptance for any of the Company's products may be adversely affected by the introduction by the Company's competitors of similar products with greater consumer demand. The Company competes against a large number of other companies of varying sizes and resources. Most of the Company's competitors have substantially greater financial, technical and marketing resources, as well as greater name recognition and better access to consumers. Existing competitors may continue to broaden their product lines and potential competitors, including large computer or software manufacturers, entertainment companies, diversified media companies, and book publishers, may enter or increase their focus on the CD-ROM school and home education markets, resulting in increased competition for the Company. Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and there is intense competition among consumer software producers for high quality and adequate levels of shelf space and promotional support from retailers. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may intensify. Due to increased competition for limited shelf space, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies. Retailers often require software publishers to pay fees in exchange for preferred shelf space. There can be no assurance that retailers will continue to purchase the Company's products or provide the Company's products with adequate levels of shelf space. Increased competition could result in loss of shelf space for, and reduction in sell-through of, the Company's products at retail stores and significant price competition, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, other types of retail outlets and methods of product distribution, such as on-line services, may become important in the future, and it may be important for the Company to gain access to these channels of distribution. There can be no assurance that the Company will gain such access or that the Company's access will be on terms favorable to the Company.

     Changing Product Platforms and Formats. The Company's software products are intended to be used on machines built by other manufacturers. The operating systems of machines currently being manufactured are characterized by several competing and incompatible formats or "platforms," and new platforms will probably be introduced in the future. The Company must continually anticipate the emergence of, and adapt its products to, popular platforms for consumer software. When the Company chooses a platform for its products, it must commit substantial development time and investment in advance of shipments of products on that platform. If the Company invests in a platform that does not achieve significant market penetration, the Company's planned revenues from those products will be adversely affected and it may not recover its development investment. If the Company does not choose to develop for a platform that achieves significant market success, the Company's revenues may also be adversely affected. The Company is currently developing products only for DOS and Windows PC, and Macintosh computers. The Company has terminated virtually all current development for other platforms such as the Sony PlayStation and Sega Saturn. There can be no assurance that the Company has chosen to support the platforms that ultimately will be successful.

     Changes in Technology and Industry Standards. The consumer software industry is undergoing rapid changes, including evolving industry standards, frequent new product introductions and changes in consumer requirements and preferences. The introduction of new technologies, including operating systems and media formats, can render the Company's existing products obsolete or unmarketable. The development cycle for products utilizing new operating systems, microprocessors or formats may be significantly longer than the Company's current development cycle for products on existing operating systems, microprocessors and formats and may require the Company to invest resources in products that may not become profitable. There can be no assurance that the current demand for the Company's products will continue or that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving consumer preferences or that the Company will be successful in developing and marketing products for any future operating system or format.

     Limited Protection of Intellectual Property and Proprietary Rights; Risk of Litigation. The Company regards its software as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, and employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. However, the Company does not have signed license agreements with its end-users and does not include in its products any mechanism to prevent or inhibit unauthorized copying. Unauthorized parties may copy the Company's products or reverse engineer or otherwise obtain and use information that the Company regards as proprietary. If a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be materially adversely affected. Further, the laws of certain countries in which the Company's products are or may be distributed do not protect applicable intellectual property rights to the same extent as the laws of the United States. In addition, the Company holds no patents, and, although the Company has developed and continues to develop certain proprietary software tools, the copyrights to which are owned by the Company, most of the technology used to develop the Company's products is not proprietary. There can be no assurance that the Company's competitors will not independently utilize existing technologies to develop products that are substantially equivalent or superior to the Company's. Also, as the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products.

     As is common in the industry, from time to time the Company receives notices from third parties claiming infringement of intellectual property or other rights of such parties. The Company investigates these claims and responds as it deems appropriate. There has been substantial litigation regarding copyright, trademark and other intellectual property rights involving computer software companies in general. The Company may also face suits as a result of employment matters, publicity rights, governmental or regulatory investigations, or due to claims of breach of the Company's obligations under various agreements to publish or develop products, or for goods or services provided to the Company. Adverse determinations in such claims or litigation could have a material adverse effect on the Company's business, operating results and financial condition. The Company may find it necessary or desirable in the future to obtain licenses relating to one or more of its products or relating to current or future technologies. There can be no assurance that the Company will be able to obtain these licenses or other rights on commercially reasonable terms or at all.

     Relationship with Vendors. Failure to pay vendors on a timely basis may result in loss of the availability of the services of such vendors, which could hamper the Company's ability to manufacture and ship products, and may ultimately result in the Company being sued for collection of such amounts as may be owed to such vendors. If the Company is unable to produce its products to fill orders, the Company's operating results and financial condition could be materially adversely affected. In the event that suits by vendors are filed against the Company, the Company may be required to incur unanticipated legal expenses or find it necessary to seek protection under the applicable bankruptcy statutes of Canada and/or the United States.

     Market for Common Stock; Stock Price Volatility. The Common Stock has been quoted on the Vancouver Stock Exchange since December 1991, and was quoted on the NASDAQ Stock Market from September 8, 1993 until July 2, 1996, when it began trading the OTC Bulletin Board. Based upon historical trends in the market for other software company stocks, the Company anticipates that the trading price of its Common Stock may be subject to wide fluctuations in response to quarterly variations in operating results, changes in actual earnings or in earnings estimates by analysts, announcements of technological developments by the Company or its competitors, general market conditions or other events largely outside the Company's control. In addition, the stock market has experienced, from time to time, extreme price and volume fluctuations which have particularly affected the market prices of high technology stocks. These fluctuations have often been disproportionate or unrelated to the operating performance of these companies. These broad market fluctuations, general economic conditions or other factors outside the Company's control, as well as the Company's results of operations and financial condition, may adversely affect the market price of the Company's stock.

     Performance Shares and Related Compensation Expense. In October 1991, in connection with the sale of 1,800,000 common shares to the Company's founders and principal stockholders, the Company issued 4,000,000 common "performance" shares (the "Performance Shares") at CDN $0.01 per share to certain of these individuals. These Performance Shares were issued pursuant to Local Policy #3-07 of the British Columbia Securities Commission ("BCSC") and policy 19 of the Vancouver Stock Exchange, which provide the guidelines for the issuance of performance shares. In July 1996, a total of 1,200,000 of these shares were sold and transferred to certain members of current management at their then estimated fair market value of $.03 per share.

     The Performance Shares are held in escrow to be released as the Company achieves positive operating cash flow on an annual basis as defined by the BCSC ("BCSC Operating Cash Flow"). The holders of Performance Shares will be entitled to a pro rata release from escrow on the basis of one share for every CDN $0.653 of annual positive BCSC Operating Cash Flow, subject to approval by the BCSC and the Vancouver Stock Exchange. Performance Shares are permitted to be released from escrow on an annual basis, and all of the Performance Shares will be released once CDN $2,612,000 of annual positive BCSC Operating Cash Flow has been generated by the Company.

     At the time when BCSC Operating Cash Flow justifying release of the Performance Shares, or a pro rata portion thereof, is probable, the Company will record as compensation expense an amount equal to the difference between the CDN $0.01 per share originally paid for the Performance Shares then issuable and the market price of its common stock at that time. Such a pro rata or full expense recognition will occur prior to the pro rata or full release from escrow of the Performance Shares. If and when such expense recognition criteria are achieved, based on the closing price of the Company's common stock on the Vancouver Stock exchange at November 11, 1996, of approximately US$.20 per share (for example purposes only), the aggregate compensation expense that would be recognized as a result of earning of all the performance shares would be approximately $800,000. Any compensation expense recognized related to the Performance Shares will be a noncash charge against income and will have no net impact on total stockholders' equity (deficit).

     The Company may pursue an early release of all or a large portion of the Performance Shares. Such an early release from escrow would reduce a source of continuing uncertainty surrounding the Company's consolidated financial statements, but could also result in compensation expense in the quarter in which the release is made.

     If and when the Performance Shares are earned, the number of shares used to calculate primary net income (loss) per share will increase by the number of Performance Shares earned. Through November 11, 1996, no Performance Shares have been earned or released.

     Shares Eligible for Future Sale; Possible Adverse Effect on Future Market Price. Sale of substantial amounts of shares in the public market or the prospect of such sales or the sales or issuance of convertible securities or warrants could adversely affect the market price of the Company's Common Stock. Other than the 4,000,000 Performance Shares issued to the Company's founders and management (which are currently held in an escrow account and are subject to release upon satisfaction of specified conditions as discussed above) substantially all of the Company's issued and outstanding shares are freely tradable, subject to, in certain circumstances, compliance with Rule 144 or Rule 701 or the effectiveness of a resale registration statement. In addition, as of November 11, 1996, the Company had outstanding options to purchase 2,019,750 shares of Common Stock, warrants to purchase 4,771,000 shares of Common Stock and debentures convertible into 9,640,000 shares of Common Stock. Furthermore, the Company has reserved approximately 443,000 additional shares of Common Stock for future issuance pursuant to the Company's Stock Option Plan.

     No Dividends. The Company has not paid any cash dividends since inception and does not anticipate paying cash dividends in the foreseeable future. The Company's bank credit agreement prohibits the payment of cash dividends without the prior written consent of the lender.

                          PART II -- OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     In 1996, Sanctuary Woods was sued by Starpak, Inc. in the state courts of Colorado. This action was settled and dismissed with prejudice in November, 1996. The Company's payment to Starpak in connection with the settlement had been accrued at September 30, 1996.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

EXHIBIT
NUMBER                                        DESCRIPTION
------     ----------------------------------------------------------------------------------
  11       Computation of Net Income (Loss) Per Common Share
  27       Financial Data Schedule

     (b) Reports on Form 8-K:
        October 30, 1996 (Items 5 and 7 -- Other events and exhibits).

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          SANCTUARY WOODS MULTIMEDIA CORPORATION

                                          By:
                                            ------------------------------------
                                                    Charlotte J. Walker
                                                       President and
                                                  Chief Executive Officer

                                          By:
                                            ------------------------------------
                                                       Peter Nichter
                                                         Controller
                                                  Principal Financial and
                                                     Accounting Officer

Dated: November 13, 1996

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          SANCTUARY WOODS MULTIMEDIA CORPORATION

                                          By:     /s/ CHARLOTTE J. WALKER
                                            ------------------------------------
                                                    Charlotte J. Walker
                                                       President and
                                                  Chief Executive Officer

                                          By:        /s/ PETER NICHTER
                                            ------------------------------------
                                                       Peter Nichter
                                                         Controller
                                                  Principal Financial and
                                                     Accounting Officer

Dated: November 13, 1996

                                  EXHIBIT LIST

  EXHIBIT                                           ITEM
  -------     ---------------------------------------------------------------------------------
    27.1      Financial Data Schedule
    11.1      Computation of Net Income (Loss) Per Common Share

[ARTICLE] 5

[PERIOD-TYPE]                   6-MOS
[FISCAL-YEAR-END]                          MAR-31-1997
[PERIOD-START]                             JUL-01-1996
[PERIOD-END]                               SEP-30-1996
[CASH]                                       3,570,979
[SECURITIES]                                         0
[RECEIVABLES]                                2,125,293
[ALLOWANCES]                                 1,282,417
[INVENTORY]                                    927,895
[CURRENT-ASSETS]                             5,897,020
[PP&E]                                         747,895
[DEPRECIATION]                                  76,512
[TOTAL-ASSETS]                               6,920,747
[CURRENT-LIABILITIES]                        3,501,125
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                    34,736,887
[OTHER-SE]                                   (751,871)
[TOTAL-LIABILITY-AND-EQUITY]                 6,920,747
[SALES]                                              0
[TOTAL-REVENUES]                             1,175,972
[CGS]                                          244,634
[TOTAL-COSTS]                                  244,634
[OTHER-EXPENSES]                             1,438,929
[LOSS-PROVISION]                               132,000
[INTEREST-EXPENSE]                              32,579
[INCOME-PRETAX]                              (420,259)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                          (420,259)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                 (420,259)
[EPS-PRIMARY]                                    (.02)
[EPS-DILUTED]                                    (.02)

                                                                    EXHIBIT 11.1

               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                              THREE MONTHS ENDED              SIX MONTHS ENDED
                                                 SEPTEMBER 30,                 SEPTEMBER 30,
                                           -------------------------     --------------------------
                                              1996           1995           1996           1995
                                           ----------     ----------     ----------     -----------
NET INCOME (LOSS)........................  $ (420,259)    $  901,362     $  (77,280)    $(2,360,946)
                                           ===========    ===========    ===========    ===========
PRIMARY SHARES OUTSTANDING:
Common Shares............................  27,241,164     21,746,262     25,268,183      20,796,651
Performance shares held in escrow........  (4,000,000)    (4,000,000)    (4,000,000)     (4,000,000)
Common stock equivalents (including stock
  options and warrants)..................                  1,425,190                        958,774
                                           -----------    -----------    -----------    -----------
          Total..........................  23,241,164     19,171,452     21,268,183      17,755,425
                                           ===========    ===========    ===========    ===========
PRIMARY NET LOSS PER SHARE...............  $    (0.02)    $     0.05     $    (0.00)    $     (0.13)
                                           ===========    ===========    ===========    ===========
FULLY DILUTED NET LOSS PER SHARE(1)
NET LOSS.................................  $ (420,259)    $  901,362     $  (77,280)    $(2,360,946)
                                           ===========    ===========    ===========    ===========
FULLY DILUTED SHARES OUTSTANDING:
Common Shares............................  27,241,164     21,746,262     25,268,183      20,796,651
Convertible Debt.........................   1,271,209                       632,131
Common stock equivalents (including stock
  options and warrants)..................      27,090      1,425,190        533,596       1,110,843
                                           -----------    -----------    -----------    -----------
          Total..........................  28,539,463     23,171,452     26,433,910      21,907,494
                                           ===========    ===========    ===========    ===========
FULLY DILUTED NET LOSS
  PER SHARE..............................  $    (0.01)    $     0.04     $    (0.00)    $     (0.11)
                                           ===========    ===========    ===========    ===========

---------------
(a) Fully Diluted Net Loss Per Common Share has been presented in accordance with Regulation S-K Item 601(b)(11) even though the amount of fully diluted loss per share is not required to be presented in the statement of operations under the provisions of APB Opinion No. 15 because of the anti-dilutive effects of including common stock equivalents.